SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                      Commission File Number 00-25835

                             MYPOINTS.COM, INC.
           (Exact name of registrant as specified in its charter)

                     100 California Street, 12th Floor
                      San Francisco, California, 94111
                               (415) 676-3700

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, $.001 par value
          (Title of each class of securities covered by this Form)

                                    N/A
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [ X ]      Rule 12h-3(b)(1)(ii)   [  ]
           Rule 12g-4(a)(1)(ii)  [   ]      Rule 12h-3(b)(2)(i)    [  ]
           Rule 12g-4(a)(2)(i)   [   ]      Rule 12h-3(b)(2)(ii)   [  ]
           Rule 12g-4(a)(2)(ii)  [   ]      Rule 12h-3(b)(3)       [  ]
           Rule 12h-3(b)(1)(i)   [ X ]      Rule 15d-6             [  ]

             Approximate number of holders of record as of the
                      certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, MyPoints.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                           MYPOINTS.COM, INC.


                                           /s/  Craig S. Stevens
                                           -----------------------------------
                                           Name:   Craig S. Stevens
                                           Title:  Senior Vice President and
                                                   General Counsel

DATE: July 20, 2001